Exhibit 3.107

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:15 PM 09/13/2011
FILED 02:12 PM 09/13/2011
SRV 111001109 - 5037140 FILE

CERTIFICATE OF FORMATION

of

MAGNUM NGLS, LLC

This Certificate of Formation of Magnum NGLs, LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

1.                                      The name of the limited liability company is Magnum NGLs, LLC.

2.                                      The address of the registered office of the Company in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.                                      The name and address of the Company’s registered agent for service of process required to be maintained by §18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

[The signature page follows.]

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation to be duly executed as of the 13th day of September, 2011.

MAGNUM NGLS, LLC
a Delaware limited liability company

By:	/s/ Michael McGown
Name: Michael McGown
Title: Authorized Person